Exhibit 10.40

THIRD AMENDMENT TO LICENSE AGREEMENT

This Third Amendment (“Amendment”) to the License Agreement by and among Roger Harris, Mark Dunnett and Kenny Johansson (collectively, the “LICENSOR”) and Natural Alternatives International, Inc., a Delaware corporation (“LICENSEE”), effective as of April 28, 1997, as amended by that certain Amendment to License Agreement dated March 17, 2001, and as further amended by that certain Second Amendment to License Agreement dated March 26, 2007 (collectively, the “Agreement”), is made and entered into effective as of March 3, 2009 (“Effective Date”). Unless otherwise defined herein, capitalized terms shall have the meanings given them in the Agreement.

1. Section 4.3 is hereby amended in its entirety to read as follows:

“4.3 Sublicensee Royalties. LICENSOR acknowledges and agrees that LICENSEE may:

4.3.1	Enter into certain manufacturing or similar agreements with one or more third parties pursuant to which LICENSEE agrees to grant a sublicense of the rights granted to LICENSEE under this Agreement to such third party in accordance with Section 2.2 of this Agreement in exchange for the right of LICENSEE to manufacture and/or package any Licensed Products developed by such third party pursuant to such sublicense. In such event, LICENSEE agrees to pay LICENSOR a royalty at the rates set forth in Section 4.2; provided, however, that for such purpose “Net Receipts” shall mean the gross invoice amount billed by LICENSEE to such third party and received by LICENSEE for such manufacturing and/or packaging services less shipping and storage costs, the cost of any required governmental authorizations and outside laboratory testing, research costs and returns, discounts, allowances and rebates.

4.3.2	Enter into agreements with one or more third party suppliers or distributors of raw materials used in Licensed Products pursuant to which LICENSEE agrees to grant a sublicense of the rights granted to LICENSEE under this Agreement to such third party’s customers in accordance with Section 2.2 of this Agreement in consideration for the payment of certain sublicense fees to LICENSEE by such third party supplier or distributor. In such event, LICENSEE agrees to pay LICENSOR a royalty at the rates set forth in Section 4.2; provided, however, that for such purpose “Net Receipts” shall mean the aggregate gross sales price charged by such third party supplier or distributor to its customers for the sale and purchase of such raw materials less all applicable cash discounts, sales discounts and returns.

4.3.3	Enter into sublicense or similar agreements in accordance with Section 2.2 of this Agreement other than of the type described in Sections 4.3.1 and 4.3.2 and from any royalties actually received by LICENSEE from such sublicensees for Transfers of Licensed Products, LICENSEE shall pay LICENSOR an amount equal to 50% of the sum that LICENSEE would otherwise have paid in royalties under Section 4.2 if LICENSEE had directly made such Transfers.

2. Section 4.4 of the Agreement is hereby deleted in its entirety.

3. The introductory paragraph and signature page to the Agreement are hereby amended to include Kenny Johansson as a “LICENSOR.”

In connection with the foregoing, each party to the Agreement hereby acknowledges and agrees as follows:

(a)	Mr. Johansson, together with Messrs. Harris and Dunnett, is, and was at all times during the term of the Agreement, an owner of the Licensed Rights.

(b)	Despite the foregoing and the fact that LICENSOR represented to LICENSEE in the Agreement that it was the sole owner of the Licensed Rights, Mr. Johansson was inadvertently omitted as a party to the Agreement.

(c)	Messrs. Harris and Dunnett each represents to LICENSEE that, at all times during the term of the Agreement, they have (i) honored Mr. Johansson’s rights as an owner of the Licensed Rights, (ii) considered Mr. Johansson to be a party to the Agreement, and (iii) have distributed to Mr. Johansson one-third (1/3) of all royalties paid to LICENSOR pursuant to the Agreement.

(d)	Mr. Johansson represents to LICENSEE that, at all times during the term of the Agreement, Mr. Johansson has (i) been treated as an owner of the Licensed Rights and (ii) considered himself to be a party to the Agreement.

4. Section 4.5 of the Agreement is hereby amended to add the following at the end of such section:

“Notwithstanding anything herein to the contrary, LICENSEE, at its election, may elect to pay any royalty payment due LICENSOR hereunder by paying one-third (1/3) of such royalty payment directly to each of Roger Harris, Mark Dunnett and Kenny Johansson or to such other person or entity as Roger Harris, Mark Dunnett or Kenny Johansson may instruct LICENSEE as to their respective portion of any royalty payment.”

5. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

LICENSOR

/s/ Roger Harris
Roger Harris

/s/ Mark Dunnett
Mark Dunnett

/s/ Kenny Johansson
Kenny Johansson
LICENSEE
Natural Alternatives International, Inc., a Delaware corporation

/s/ Mark A. LeDoux
Mark A. LeDoux, Chief Executive Officer